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EXHIBIT 10.11


                 LETTER AGREEMENT DATED MAY 1998 BY AND BETWEEN
                         THE COMPANY AND HENRY F. FRIGON


May 10, 1998


Mr. Henry F. Frigon
121 W. 48th Street Apt. #205
Kansas City, MO 64112

Dear Henry:

We are pleased to offer you the position of Member of the Board of Directors of C2i Solutions, Inc. ("C2i"). Your service would be subject to the approval of the other directors and subsequent re-election at the annual shareholders' meeting, the first of which will be held in a few months. You will perform directors' functions including introductions, strategic planning, and would be available for advice and consultation.

The following offer references the incentives you will be entitled to as a Board Member and is contingent upon the approval by the Board of Directors and Shareholders.


         1. An option to purchase eighty-seven thousand five hundred (87,500) shares of common stock with an exercise price equal to the market value per share, on the date of grant, and vesting monthly in 1/48th monthly increments, over four years, with vesting commencing on your initial election to the Board.

         2. A referral fee of four and one-half percent (4.5%) for sales that are consummated without an "RFP" process, for which you provided the sales lead to C2i.

         3. A referral fee of two percent (2%) for all sales that result from an "RFP" process, for which you provided the sales lead to C2i.

         4. Reimbursement of actual costs of air fare, lodging and meals for all Advisors' and Board of Directors' meetings attended in person.


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The options will expire upon the earlier of ten (10) years from the date of grant, or sixty (60) days following the conclusion of your service as a director. All referral fees are payable within thirty (30) days after receipt of payment by C2i from the customer.

If this offer is acceptable, please indicate your approval by signing below, and return this document by FAX at 619-812-5820. We will then be in a position to formally present your candidacy to the Board at the May 12th meeting.

I look forward to our dinner on May 11, 1998, at 6:30 p.m., at the NYAC, and a long and mutually beneficial relationship. Your willingness to join us is greatly appreciated.

Sincerely,

C2i Solutions, Inc.                    Accepted and Approved:



By: /s/ John Anthony Whalen, Jr         /s/ Henry F.  Frigon
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        John Anthony Whalen, Jr.            Henry F. Frigon
        President & CEO
                                        June 26, 1998
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                                        Date